Exhibit 10.21

OSI SYSTEMS, INC

NONQUALIFIED DEFINED BENEFIT PLAN

First Amendment to

Amended and Restated Retirement Benefit Award Agreement

THIS FIRST AMENDMENT (“Amendment”) is made effective as of June 19, 2020, by and between OSI Systems, Inc. (the “Company”), and Deepak Chopra (the “Eligible Employee”) to the Amended and Restated Retirement Benefit Award Agreement, made effective December 31, 2017 (the “Award Agreement”).

WHEREAS, the Company has adopted the OSI Systems, Inc. Nonqualified Defined Benefit Plan, effective May 9, 2008, and previously amended January 1, 2012 (the “Plan”) and designated the Eligible Employee as a Participant in the Plan pursuant to the Award Agreement;

WHEREAS, the Company now desires to increase the Eligible Employee’s Retirement Benefit and specify the form of payout for the new benefit amount without changing the timing of the existing benefit payments, in compliance with all requirements of Section 409A of the Internal Revenue Code (the “Code”);

NOW, THEREFORE, the parties hereto agree as follows:

1.        Additional Retirement Benefit. Section 3 of the Award Agreement is hereby amended to add the following new sentence to the end of the first paragraph of that section:

Notwithstanding the foregoing, effective June 19, 2020, in addition to the Retirement Benefit specified above, the Eligible Employee shall be entitled to an additional Retirement Benefit of One Million, Five Hundred Thousand Dollars ($1,500,000), adjusted as specified herein for CPI increases, payable in quarterly installments of Seventy-Five Thousand Dollars ($75,000), including CPI adjustments, on the first day of each calendar quarter commencing in January 2025 and continuing for a period of five calendar years ending October 1, 2029. All such additional Retirement Benefit payments shall be fully vested on June 19, 2020 and, as of such date, all references to “Retirement Benefit” as used in the Plan and this Award Agreement (including amounts payable by reason of death or Disability under Sections 5 or 6 below) shall include this additional benefit, except as provided in Section 7 as amended below.

2.        Change in Control. Section 7 of the Award Agreement is hereby amended to add the following new sentence at the end of that section:

Notwithstanding the foregoing, in the event of a Change in Control, whether before or after the Eligible Employee’s Separation from Service, the present value of all remaining payments with respect to the additional Retirement Benefit added by this Amendment shall be paid in the form of a single lump sum within ninety (90) days following the Change in Control, subject to compliance with all requirements of Code Section 409A.

3.        Confirmation of Existing Benefit. Except as amended herein, all other provisions of the Plan and the Award Agreement shall remain in full force and effect and shall apply to the additional Retirement Benefit provided by this Amendment.

IN WHITENESS WHEREOF, the parties hereto have executed this First Amendment to the Amended and Restated Award Agreement effective June 19, 2020.

OSI SYSTEMS, INC.

By:	/s/ Alan Edrick
Alan Edrick,
Executive Vice President and Chief Financial Officer

ELIGIBLE EMPLOYEE

/s/ Deepak Chopra
Deepak Chopra